Exhibit 3.7

CERTIFICATE OF INCORPORATION
OF
MERISTAR HOSPITALITY FINANCE CORP. III

     1.     The name of the corporation is MeriStar Hospitality Finance Corp. III

     2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3.     The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.     The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be written ballot.

     5.     The name and mailing address of the sole incorporator is: Scott Lyons, c/o Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019-6064.

     6.     The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Ten Dollars ($10).

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of January, 2002.

/s/ Scott Lyons Sole Incorporator Scott Lyons